Exhibit 10.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ZYNEX, INC.

The undersigned Thomas Sandgaard hereby certifies that:

1.           He is the duly elected and acting President of Zynex, Inc., a Nevada corporation.

2.           The Articles of Incorporation of this corporation were originally filed with the Secretary of State of Nevada on December 31, 2001.

3.           The Articles of Incorporation of this corporation shall be amended and restated to read in their entirety as follows:

ARTICLE 1.   NAME.  The name of the corporation is:

ZYNEX, INC.

ARTICLE 2.    CAPITALIZATION.  The total number of shares of stock which the Corporation shall have the authority to issue is one hundred ten million (110,000,000) shares, consisting of one hundred million (100,000,000) shares of Common Stock having a par value of $.001 per share and ten million (10,000,000) shares of Preferred Stock having a par value of $.001 per share.

The Preferred Stock may be divided into such number of series as the Board of Directors may determine.  The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock.  The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

ARTICLE 3.   DIRECTORS.  The members of the governing board shall be styled directors.  The number of directors may be increased or reduced in the manner provided for in the Bylaws of the corporation.

ARTICLE 4.   INDEMNIFICATION.  The corporation shall indemnify its officers and directors and may indemnify any other person to the fullest extent permitted by law.

ARTICLE 5.   DISTRIBUTIONS.  Subject to the terms of these Articles of Incorporation and to the fullest extent permitted by the Nevada Revised Statutes, the corporation shall be expressly permitted to redeem, repurchase, or make distributions, as that term is defined in Section 78.191 of the Nevada Revised Statutes, with respect to the shares of its capital stock in all circumstances other than where doing so would cause the corporation to be unable to pay its debts as they become due in the usual course of business.

ARTICLE 6.   LIABILITY OF DIRECTORS AND OFFICERS.  To the maximum extent permitted under the Nevada Revised Statutes, no director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages as a result of any act or failure to act in his capacity as a director or officer.

4.           The foregoing Amended and Restated Articles of Incorporation have been duly and unanimously adopted and approved by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Chapter 78 of the Nevada Revised Statutes.

Dated this 3rd day of October, 2008.

/s/ Thomas Sandgaard
Thomas Sandgaard,  President